Exhibit 99.1

COMPANY CONTACT:	INVESTOR CONTACTS:
Endologix, Inc.	The Ruth Group
John McDermott, CEO	Nick Laudico (646) 536-7030
(949) 595-7200	Zack Kubow (646) 536-7020
www.endologix.com
Endologix Reports 42% Second Quarter 2009 Revenue Growth
Increases 2009 Revenue Guidance to $51 to $53 Million
Achieves Positive Cash Flow from Operations
IRVINE, Calif. (July 22, 2009) — Endologix, Inc. (NASDAQ: ELGX), developer of minimally invasive treatments for aortic disorders, today announced financial results for the three months ended June 30, 2009.
“During the second quarter we continued to benefit from our recent new product launches and investments in our sales organization, leading to 42% year-over-year revenue growth and our first full quarter of positive cash flow from operations,” said John McDermott, Endologix President and Chief Executive Officer. “We believe these results are indicative of the strength of our product differentiation and our ability to gain market share. As such, we have increased our full year 2009 revenue guidance to a range of $51 to $53 million.”
Mr. McDermott continued, “We accelerated the full domestic launch of the IntuiTrak™ Express Delivery System into the second quarter based on very positive feedback during its limited release in early 2009. We believe this next generation product enhances our ability to strengthen customer relationships by offering a single low-profile delivery platform that can be utilized to treat a wide variety of patient anatomies, including those with aortic necks up to 32 mm in diameter. Physicians continue to provide positive feedback on IntuiTrak’s clinical benefits, flexibility and ease-of-use and we look forward to further broadening our customer base.”

Financial Results
Total revenue in the second quarter of 2009 was $13.2 million, a 42% increase from $9.3 million in the second quarter of 2008, and an 11% increase from $11.8 million in the first quarter of 2009. Domestic revenue was $11.4 million, a 45% increase compared with $7.9 million in the second quarter of 2008, and a 12% increase compared with $10.2 million in the first quarter of 2009. International revenue was $1.8 million, a 27% increase compared with $1.4 million in the second quarter of 2008 and a 6% increase compared with $1.7 million in the first quarter of 2009. For the six months ended June 30, 2009, total revenue increased 42% to $25.0 million, compared with $17.6 million for the six months ended June 30, 2008.
Gross profit was $9.9 million in the second quarter of 2009, representing a gross margin of 75%. This compares with gross profit of $6.7 million and a gross margin of 72% in the second quarter of 2008. Gross profit was $18.8 million for the six months ended June 30, 2009, representing a gross margin of 75%. This compares with gross profit of $12.5 million and a gross margin of 71% for the six months ended June 30, 2008. Higher gross margins for the three and six months ended June 30, 2009 were driven by faster growth in domestic revenue, more favorable product mix and lower cost of sales due to volume efficiencies.
Total operating expenses were $10.3 million in the second quarter of 2009, compared with $10.5 million in the second quarter of 2008. Marketing and sales expenses increased to $6.6 million in the second quarter of 2009 from $6.1 million in the same period last year. Research, development and clinical expenses decreased to $1.5 million in the second quarter of 2009 from $1.8 million in the same period last year. General and administrative expenses decreased to $2.3 million in the second quarter of 2009 from $2.6 million in the same period last year.
Total operating expenses for the six months ended June 30, 2009 were $20.3 million, compared with $20.1 million for the six months ended June 30, 2008. Marketing and sales expenses increased to $13.2 million in the first six months of 2009, up from $11.9 million in the same period last year. Research, development and clinical expenses decreased to $2.8 million in the first six months of 2009, down from $3.3 million in the same period last year. General and administrative expenses decreased to $4.3 million in the first six months of 2009, down from $4.9 million in the same period last year.
Endologix reported a net loss for the second quarter of 2009 of $425,000, or $0.01 per share, compared with a net loss of $3.8 million, or $0.09 per share, for the second quarter of 2008. For the six months ended June 30, 2009, the Company reported a net loss of $1.6 million, or $0.04 per share, compared with a net loss of $7.5 million, or $0.17 per share, for the six months ended June 30, 2008.
Total cash and cash equivalents increased by $1.0 million during the second quarter and by $236,000 for the first six months of 2009. Total cash and cash equivalents were $7.8 million as of June 30, 2009, compared with total cash and cash equivalents of $7.6 million as of December 31, 2008.
“In the second quarter we achieved our goal of positive cash flow from operations. We expect to continue to be cash flow positive through 2009 and beyond as we achieve greater sales force efficiencies and further leverage our corporate infrastructure,” stated Endologix Chief Financial Officer Bob Krist.
Conference Call Information
Endologix management will host a conference call to discuss these topics today beginning at 5:30 p.m. Eastern time (2:30 p.m. Pacific time). To participate via telephone please call (877) 407-0789 from the U.S. or (201) 689-8562 from outside the U.S. A telephone replay will be available for seven days following the completion of the call by dialing (877) 660-6853 from the U.S. or (201) 612-7415 from outside the U.S., and entering account number 3055 and conference ID number 327805. The conference call will be broadcast live over the Internet at www.endologix.com and will be available for 30 days.
About Endologix
Endologix, Inc. develops and manufactures minimally invasive treatments for aortic disorders. The Company’s flagship product is the Powerlink® System, which is an endovascular stent graft for the treatment of abdominal aortic aneurysms (AAA). AAA is a weakening of the wall of the aorta, the largest artery in the body, resulting in a balloon-like enlargement. Once AAA develops, it continues to enlarge and, if left untreated, becomes increasingly susceptible to rupture. The overall patient mortality rate for ruptured AAA is approximately 75%, making it a leading cause of death in the U.S. Additional information can be found on Endologix’s Web site at www.endologix.com.
Except for historical information contained herein, this news release contains forward-looking statements, specifically with respect to increasing the number of customers for the Powerlink System, achieving certain annual revenues, and remaining cash flow positive in future quarters, the accuracy of which are necessarily subject to risks and uncertainties, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Endologix. Many factors may cause actual results to differ materially from anticipated results, including the success of sales efforts for the Powerlink System and related new products, product research and development efforts, and other economic, business, competitive and regulatory factors. The Company undertakes no obligation to update its forward looking statements. Please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, and the Company’s other filings with the Securities and Exchange Commission, for more detailed information regarding these risks and other factors that may cause actual results to differ materially from those expressed or implied.

ENDOLOGIX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Revenue:
Domestic Product Revenue	$11,410	$7,881	$21,586	$14,730
Non — U.S. Product Revenue	1,758	1,380	3,416	2,848

Total Product Revenue:	13,168	9,261	25,002	17,578
License revenue	—	12	—	24

Total revenue	13,168	9,273	25,002	17,602
Cost of product revenue	3,256	2,554	6,161	5,085

Gross profit	9,912	6,719	18,841	12,517

Gross profit as a % of total revenue	75%	72%	75%	71%
Operating expenses:
Research, development and clinical	1,469	1,798	2,824	3,296
Marketing and sales	6,570	6,144	13,192	11,944
General and administrative	2,260	2,599	4,328	4,871

Total operating expenses	10,299	10,541	20,344	20,111

Loss from operations	(387)	(3,822)	(1,503)	(7,594)

Other income:
Other	(38)	60	(99)	140

Net loss	$(425)	$(3,762)	$(1,602)	$(7,454)

Basic and diluted net loss per share	$(0.01)	$(0.09)	$(0.04)	$(0.17)

Shares used in computing basic and diluted net loss per share	43,351	42,976	43,348	42,964

ENDOLOGIX, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited
(In thousands)

	June 30,	December 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$7,847	$7,611
Restricted cash equivalents	500	500
Accounts receivable, net	8,154	6,371
Other receivables	15	3
Inventories	7,241	7,099
Other current assets	283	443

Total current assets	24,040	22,027
Property and equipment, net	2,630	2,993
Goodwill	4,631	4,631
Intangibles, net	6,806	7,508
Other assets	96	104

Total Assets	$38,203	$37,263

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$6,023	$5,401
Current portion of long term debt	1,077	750

Current liabilities	7,100	6,151
Long term liabilities:
Long term debt	3,873	4,250
Other long term liabilities	1,029	1,045

Long term liabilities	4,902	5,295

Total liabilities	12,002	11,446

Stockholders’ equity:
Common stock, $.001 par value; 75,000 shares authorized, and 44,875 and 44,365 shares issued, and 44,380 and 43,870 outstanding	45	44
Additional paid-in capital	172,176	170,239
Accumulated deficit	(145,332)	(143,730)

Treasury stock at cost, 495 shares	(661)	(661)
Accumulated other comprehensive income	(27)	(75)

Total stockholders’ equity	26,201	25,817

Total Liabilities and Stockholders’ Equity	$38,203	$37,263

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